EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 15, 2009, with respect to the statements of condition including the related portfolios of Great International Firms Portfolio, Series 38, Morgan Stanley U.S. Multinational 50 Index[SM] Portfolio, Series 30, Global Water Portfolio 2010-1 and Van Kampen "Low Priced" Stocks Portfolio 2010-1 (included in Van Kampen Unit Trusts, Series 929) as of December 15, 2009, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-162495) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
December 15, 2009